Exhibit 99.2

RULE 438 CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I will become a director of National Commerce Corporation (“NCC”) after consummation of the merger of Reunion Bank of Florida with and into National Bank of Commerce, and am so designated in the Registration Statement on Form S-4, and all amendments and supplements thereto, filed by NCC with the Securities and Exchange Commission in connection with the merger (the “Registration Statement”). I hereby consent to being so designated in the Registration Statement and to the filing of this consent with the Registration Statement.

/s/ Stephen A. Sevigny
Stephen A. Sevigny
August 28, 2015